Exhibit 10.26

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on March     , 2017 (the “Effective Date”), by and between Life Time Fitness, Inc. (together with any of its parents, subsidiaries or affiliates, the “Company”), and Jeff Zwiefel (“Executive”).

The Company is a recognized leader in the health and fitness industry, including the design and operation of health and fitness centers, the creation, promotion and sale of nutritional products, the production of athletic events, the design and operation of wellness incentive programs, medical spas, spa/salons, and restaurants/cafés, and the publication of a healthy way of life magazine. The Company has enjoyed considerable growth and success in the industry because of its innovative, confidential and proprietary management and marketing methods and plans.

The Company desires to continue to employ Executive commencing as of March     , 2017 (the “Start Date”), and Executive desires to continue employment with the Company, on the terms herein provided.

In consideration of the foregoing, and in order to accomplish all of the above objectives, the Company and Executive agree as follows:

1.	Definitions.

a)	“Board” shall mean the Board of Directors of LTF Holdings, Inc., the Company’s parent.

b)	“Cause” shall mean that Executive has:

(i)

been convicted of, pleaded nolo contendere to, or been indicted for, (A) any serious or violent felony or (B) any crime involving dishonesty, fraud or unlawful behavior against or at the expense of the Company; or

(ii)

engaged in gross negligence or willful misconduct in the performance of Executive’s duties, where such acts adversely affect the business affairs of the Company in a material way provided that the foregoing shall not constitute Cause unless the Company first gives written notice to Executive within 60 days of the first occurrence of the condition, delineating the claimed breach and setting forth the Company’s intention to terminate Executive’s employment if such breach is not duly remedied within 30 business days, and Executive fails to cure the condition within such 30-day period.

c)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

d)

“Disability” shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of Executive’s employment with the Company by reason of Executive’s illness or other physical or mental impairment or condition, as determined by a physician mutually acceptable to Executive and the Company, if such inability continues for an uninterrupted period of 90 days or more during any 365-day period. A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work from the above-referenced leave for a continuous period of at least 180 days, excluding vacation days or sick days taken for reasons unrelated to the illness or other physical or mental impairment or condition necessitating the above-referenced leave.

e)

“Good Reason” shall mean without Executive’s express written consent, any of the following conditions shall occur, provided that none of the following conditions shall constitute Good Reason unless Executive first gives written notice to the Company within 60 days of the first occurrence of the condition, delineating the claimed breach and setting forth Executive’s intention to terminate Executive’s employment if such breach is not duly remedied within 30 business days, and the Company fails to cure the condition within such 30-day period:

(i)	the Company has breached any material term(s) or material condition(s) of this Agreement, which breach was not caused by Executive;

(ii)

the Company relocates its executive offices outside of a seventy-five (75) mile radius of its current location, and the relocation results in a material change to the geographic location at which Executive performs services;

(iii)	the Company has reduced Executive’s Total Target Compensation, except as permitted in Section 3(a); or

(iv)

the Company has assigned duties and responsibilities to Executive that are materially inconsistent with Executive’s position, duties and responsibilities as set forth in Section 2(b), such that there occurs a material reduction in Executive’s duties, responsibilities or authority as set forth in Section 2(b).

f)

“Notice of Termination” shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date, in the event of termination by Executive without Good Reason or the Company without Cause, shall not be less than 60 days after the giving of such notice). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s right hereunder.

g)	“Restricted Period” shall mean the 18-month period following the Termination Date.

h)

“Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

i)

“Termination Date” shall mean (i) if Executive’s employment is terminated by the Company for any reason other than death, or by Executive for any reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, and (ii), if Executive’s employment is terminated by reason of death, the date of death of Executive; provided that, upon termination by Executive without Good Reason or due to Disability, the Board may, in its discretion, designate any date on or prior to the date specified in the Notice of Termination as the Termination Date for all purposes. For purposes of Section 5(a) of this Agreement, with respect to the timing of payments thereunder subject to Section 409A, Termination Date shall mean the date of Executive’s separation from service with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code.

2.	Term of Employment; Position and Duties.

a)

The term of Executive’s employment with the Company under this Agreement (the “Term”) shall be for the period beginning on the Start Date and continuing until Executive’s employment with the Company is terminated in accordance with the terms of this Agreement.

b)

During the Term, Executive: (i) shall serve as the Company’s Executive Vice President and Chief Operating Officer, with responsibilities, duties and authority customary for such position, subject to direction by the Company’s Chief Executive Officer or the Board; (ii) shall report directly to the Company’s Chief Executive Officer; (iii) shall devote a majority of Executive’s working time and efforts to the business and affairs of the Company and its affiliates (provided that Executive will be permitted to manage his personal, financial and legal affairs, participate in trade associations and be involved in charitable and professional activities (including serving on charitable and professional boards and one board or equivalent governing body of a for-profit entity), to the extent such activities do not interfere with and adversely affect Executive’s duties and responsibilities to the Company); and (iv) agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time. The parties acknowledge and agree that Executive’s duties, responsibilities and authority may include services for one or more subsidiaries or affiliates of the Company.

c)

Unless otherwise requested by the Board in writing, upon Executive’s termination of employment with the Company for any reason Executive shall automatically resign as of the Termination Date from all titles, positions and appointments Executive then holds with the Company, whether as an officer, director or employee, and Executive hereby agrees to take all actions necessary to effectuate such resignations.

3.	Compensation.

a)

Base Salary. During the Term, Executive shall receive a base salary at a rate of at least $600,000.00 per annum (prorated for any partial year), subject to annual review, which shall be paid in accordance with the customary payroll practices of the Company (the “Base Salary”); provided, however, the Company may reduce Executive’s Base Salary as part of a Company-wide reduction in base salaries, which is applicable to similarly situated employees, but any such reduction to Executive’s Base Salary may not exceed ten percent (10%) of Executive’s Base Salary at the time of such reduction.

b)

Annual Bonus Plan. With respect to each Company fiscal year that ends during the Term, commencing with the fiscal year ending December 31, 2017, Executive shall be eligible to earn an annual bonus (the “Annual Bonus”) under the Company’s annual cash-based incentive plan for executive vice presidents as may be approved, amended or replaced from time to time by the Board (the “Annual Bonus Plan”), subject to the terms and conditions of the Annual Bonus Plan, including measuring the Company’s and Executive’s performance against metrics established by the Board and/or the Company’s Chief Executive Officer. The Annual Bonus with respect to each fiscal year shall be payable within 30 days following the Board’s receipt of the Company’s audited financial statements for such fiscal year (but in any event prior to December 31 of the calendar year commencing after the end of such fiscal year). In the event Executive’s employment with the Company is terminated prior to the end of any fiscal year by reason of Executive’s death or Disability, the Company shall pay Executive a pro-rated Annual Bonus based on Executive’s period of service during said fiscal year. The pro-rated Annual Bonus shall be payable to Executive within 30 days following the Board’s receipt of the Company’s audited financial statements for such fiscal year (but in any such event prior to December 31 of the calendar year commencing after the end of such physical year. In the event Executive’s employment terminates for any reason other than death or Disability, Executive shall not be entitled to any pro-rated Annual Bonus.

c)

Bonus Target. With respect to each Company fiscal year that ends during the Term, commencing with the fiscal year ending December 31, 2017, the Company shall establish a target cash-based incentive payment for Executive under the Annual Bonus Plan for the applicable fiscal year (“Bonus Target”). Executive’s Bonus Target shall be no less than $200,000.00. The ultimate bonus earned by Executive shall be determined and calculated in a manner generally consistent with how the other executive vice presidents of the Company earn their annual target bonuses.

d)

Total Target Compensation. With respect to each Company fiscal year that ends during the Term, commencing with the fiscal year ending December 31, 2017, Executive’s “Total Target Compensation” means the sum of Executive’s Base Salary and Executive’s Bonus Target in effect as of the applicable date; provided, however, that for purposes of Section 5(a) below, in the event Executive’s employment is terminated by Executive for Good Reason pursuant to

Section 1(e)(iii), “Total Target Compensation as of the Termination Date” shall mean Executive’s Base Salary or Bonus Target in effect as of immediately prior to the reduction in Executive’s Base Salary or Bonus Target that gave rise to Good Reason under Section 1(e)(iii).

e)

Vehicle Lease. While Executive is employed by the Company, the Company will lease a BMW X5 or materially comparable automobile for Executive, and the Company will pay for all ordinary insurance, use, repair and maintenance expenses with respect to such automobile. The Company shall gross up for tax purposes any deemed income arising pursuant to the payment or benefits provided under this Section 3(f), so that the economic benefit is the same to Executive as if such payment or benefits were provided on a non-taxable basis to Executive.

f)	Benefits and Expenses.

(i)

Executive shall be eligible to participate in the employee benefit plans of the Company, subject to and on a basis consistent with the terms, conditions, and overall administration of such plans and arrangements applicable to similarly situated employees, except as otherwise provided herein. Executive shall pay any contributions which are generally required of employees to receive any such benefits. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

(ii)	Executive shall be entitled to all paid holidays and paid vacation and leave in accordance with the Company’s policy.

(iii)

Executive shall be reimbursed for reasonable business travel and entertainment expenses in connection with the performance of Executive’s duties in accordance with the policies applicable to similarly situated employees, as amended from time to time.

4.	Notice of Termination.

Any termination of Executive’s employment by the Company, or by Executive for any reason, shall be communicated by Notice of Termination to the other party hereto.

5.	Payments upon Termination of Employment.

a)

If Executive’s employment with the Company is terminated (i) by the Company for any reason other than for Cause, death or Disability or (ii) by Executive for Good Reason such that the Termination Date occurs within six months of the first occurrence of the condition giving rise to Good Reason, then the Company shall pay to Executive his Base Salary through the Termination Date. In addition, the Company shall also pay to the Executive the following amounts, subject to the conditions of Section 5(d) below:

(i)

Target Compensation Continuation. The Company will pay to Executive an amount equal to 50% of Executive’s Total Target Compensation as of the Termination Date, but not to exceed a maximum amount of two times the lesser of: (x) the Code§ 401(a)(17) compensation limit for the year in which the Termination Date occurs; or (y) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year prior to the calendar year in which the Termination Date occurs (adjusted for any increase during that year that was expected to continue indefinitely) (the “Target Compensation Continuation Amount”). Such Target Compensation Continuation Amount shall be paid to Executive in equal installments in accordance with the Company’s regular payroll schedule, commencing on the first regular payroll date of the Company that occurs following the Termination Date and continuing for six months; provided that to the extent that any portion of such payment is delayed pursuant to Section 5(d), such portion shall be paid in a lump sum on the first payroll date following the 60th day following the Termination Date. The Company and Executive intend the payments under this Section 5(a)(i) to constitute a “separation pay plan due to involuntary separation from service” pursuant to Treas. Reg. § 1.409A-1(b)(9)(iii).

(ii)

Potential Make-Up Payment. In the event that the Target Compensation Continuation Amount is reduced under Section 5(a)(i) from 50% of Executive’s Total Target Compensation as of the Termination Date by application of clause (x) or (y) thereof, then the Company shall make an additional lump sum payment to Executive equal to the difference between (x) 50% of Executive’s Total Target Compensation as of the Termination Date, and (y) the amount to be paid to Executive under Section 5(a)(i) as a result of the application of clause (x) or (y) thereof. Such payment will be paid to Executive on the Company’s first regular payroll date that is after the expiration of all rescission periods identified in the release of claims described in Section 5(d) but in no event later than 75 days after the Termination Date. The Company and Executive intend the payments under this Section 5(a)(ii) to be a “short-term deferral” under Treas. Reg. § 1.409A-1(b)(4).

(iii)

Supplemental Target Compensation Continuation. The Company will pay to Executive an additional amount equal to 100% of Executive’s Total Target Compensation as of the Termination Date (the “Supplemental Target Compensation Continuation Amount”). Such Supplemental Target Compensation Continuation Amount shall be paid to Executive in equal installments in accordance with the Company’s regular payroll schedule, commencing on the first regular payroll date of the Company that occurs following completion of all payments under Section 5(a)(i) (and in any event commencing no earlier than the first day of the seventh month after the Termination Date) and continuing for 12 months. The Company and Executive intend the payments under this Section 5(a)(iii) to be deferred compensation payable either in accordance with the “short-term deferral” exception under Treas. Reg. § 1.409A-1(b)(4) or in compliance with the requirements of Section 409A of the Code.

(iv)

Continuation of Benefits. If Executive is eligible for and takes all steps necessary to continue Executive’s group health insurance coverage with the Company following the Termination Date (including completing and returning the forms necessary to elect COBRA coverage), the Company will pay for the portion of the premium costs for such coverage that the Company would pay if Executive remained employed by the Company, at the same level of coverage that was in effect as of the Termination Date, through the earliest of: (x) the eighteen (18) month anniversary of the Termination Date, (y) the date Executive becomes eligible for group health insurance coverage from any other employer, or (z) the date Executive is no longer eligible to continue Executive’s group health insurance coverage with the Company under applicable law. The Company shall gross up for tax purposes any deemed income arising pursuant to the payment or benefits provided under this Section 5(a)(iv), so that the economic benefit is the same to Executive as if such payment or benefits were provided on a non-taxable basis to Executive.

b)	If Executive’s employment with the Company is terminated by reason of:

(i)	Executive’s resignation for any reason other than Good Reason;

(ii)	the Company’s termination of Executive’s employment for Cause; or

(iii)	Executive’s Disability or death.

then the Company shall pay to Executive or Executive’s beneficiary or Executive’s estate, as the case may be, Executive’s Base Salary through the Termination Date and any Annual Bonus earned but unpaid for the prior fiscal year if not paid prior to the Termination Date. In the event Executive’s employment with the Company is terminated prior to the end of any fiscal year by reason of Executive’s death or disability, the Company shall additionally pay Executive, or Executive’s estate, a pro-rated Annual Bonus based on Executive’s period of service during said fiscal year in accordance with Section 3(b) above. In the event Executive’s employment terminates for any reason other than death or Disability, Executive shall not be entitled to any pro-rated Annual Bonus as set forth herein and in Section 3(b) above.

c)

In the event of termination of Executive’s employment, the Company shall make the payments called for by Section 5(a)(i)-(iv), subject to Executive satisfying the requirements of Section 5(d) below, or 5(b) hereof, as applicable. The Company shall have no other obligation to Executive or to Executive’s beneficiary or Executive’s estate, except as otherwise provided by law, under the terms of any subsequent written agreement between Executive and the Company, pursuant to the June 8, 2016 Non-Qualified Stock Option Agreement between LTF Holdings, Inc. and Executive (the “Option Agreement”), and under the terms of any employee benefit plans or programs then maintained by the Company in which Executive participates (other than any such plans or programs that provide for severance or similar benefits).

d)

Notwithstanding the foregoing provisions of this Section 5, the Company shall not make any payments to Executive under Section 5(a) above unless and until, as of the 60th day following the Termination Date: (i) Executive has signed a separation agreement and general release to be prepared by the Company in its reasonable discretion substantially in the form attached hereto as Exhibit A; and (ii) all applicable rescission periods provided by law for releases of claims have expired and Executive has not rescinded such release of claims.

6.	Covenants. In consideration of this Agreement, Executive agrees as follows:

a)

Introduction. The parties acknowledge that the provisions and covenants contained in this Section 6 are material to this Agreement and that the limitations contained in this Agreement are reasonable in geographic and temporal scope and do not impose a greater restriction or restraint than is necessary to protect the goodwill and other legitimate business interests of the Company. The parties also acknowledge and agree that the provisions of this Section 6 do not adversely affect Executive’s ability to earn a living in any capacity that does not violate the covenants contained herein.

b)

Confidential Information. Except as permitted by the Board, during the term of Executive’s employment with the Company and at all times thereafter, Executive shall not divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company, any confidential, proprietary or secret knowledge or information of the Company, whether developed by Executive or others, including but not limited to (i) trade secrets, (ii) confidential and proprietary plans, developments, research, processes, designs, methods or material (whether or not patented or patentable), (iii) customer and supplier lists, (iv) strategic or other business, marketing or sales plans, and (v) financial data and plans. Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. During the term of Executive’s employment with the Company, Executive shall refrain from any intentional acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (A) is now or subsequently becomes generally publicly known for reasons other than Executive’s violation of this Agreement, (B) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company, or (C) is required to be disclosed by legal process, other than as a direct or indirect result of the breach of this Agreement by Executive.

c)

Notice Regarding Trade Secrets. Notwithstanding the foregoing, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to the attorney of the employee and use the trade secret information in the court proceeding, if the employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

d)

Ventures. If, during Executive’s employment with the Company, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company, all rights in such project, program or venture shall belong to the Company. Except as approved in writing by the Board, Executive shall not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith. Executive shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company, provided that a passive investment of less than 2.5% of the outstanding shares of capital stock of any customer or supplier listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this sentence.

e)

Agreement Not to Compete. During Executive’s employment with the Company and the Restricted Period, regardless of the reason for such termination and regardless of whether the termination is initiated by the Company or Executive, Executive shall not, directly or indirectly, engage in any manner or capacity (including without limitation as a proprietor, principal, agent, partner, officer, director, employee, member of any association, consultant or otherwise) in any Competing Business (as defined below) in the Territory (as defined below). For purposes of this Section 6, (i) “Competing Business” means (A) the business of designing, developing, operating, managing, promoting, or marketing health and fitness clubs, health and fitness club memberships, or any services, products or programs offered by health and fitness clubs, including, without limitation, nutritional supplements, health or wellness incentive or weight loss programs, assessments or testing, medical spas, spas/salons, personal training, athletic events and related services (including race timing and registration and kids activities) and in-club restaurants/cafés (the “Integrated Health and Fitness Business”); (B) the sale of products or services related to the Integrated Health and Fitness Business; (C) the publication of any health and fitness publications; and/or (D) the sale, design or promotion of any other product or service that grows into a material business for the Company (or any product or service under development which the Company has spent a material amount of time, money or other resources to develop and such product or service is projected to grow into a material business for the

Company) as of the Termination Date, and (ii) “Territory” means the United States, Canada and any other country in which the Company is then doing business as of the Termination Date. Ownership by Executive, as a passive investment, of less than 2.5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 6(e).

f)

Agreement Not to Solicit or Hire Employees. During Executive’s employment with the Company and the Restricted Period, regardless of the reason for such termination and regardless of whether the termination is initiated by the Company or Executive, Executive shall not, directly or indirectly, (i) solicit for the purpose of employing or otherwise engaging any person who is then an employee of the Company or who was an employee of the Company as of the Termination Date or at any time in the six-month period prior to solicitation, or (ii) hire or engage any person (A) who is (or, in the six-month period prior to hire, was) a director or officer of the Company, or (B) who was a key management employee over which Executive had any direct supervisory authority or with which Executive had directly interacted on a regular basis at any time during his employment with the Company, in each case, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise. This Section 6(f) shall not restrict Executive or any future employer of Executive, or any entity in which Executive may own, directly or indirectly, an equity interest in, from placing notices of general solicitation of employment by means of advertisements, public notices, search firm inquiries or internal or external websites or job search engines which do not specifically target the aforementioned individuals and hiring individuals responding to such general solicitations, provided that such general solicitation does not eliminate Executive’s individual restrictions on soliciting, hiring or engaging persons as set forth above.

g)

Agreement Not to Solicit Business Relations. During Executive’s employment with the Company and the Restricted Period, regardless of the reason for such termination and regardless of whether the termination is initiated by the Company or Executive, Executive shall not, directly or indirectly, solicit, request, advise or induce any current or potential customer, supplier or other business contact of the Company to cancel, curtail or otherwise change its relationship with the Company, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

h)

Blue Pencil Doctrine. If the duration of, the scope of or any business activity covered by any provision of this Section 6 is in excess of what is valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is valid and enforceable. Executive hereby acknowledges that this Section 6 shall be given the construction that renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

i)

Company Breach. Notwithstanding anything to the contrary in this Section 6, if (i) Executive is entitled to any payments pursuant to Section 5(a) and (ii) the Company fails in any material respect to make such payments in accordance with Section 5(a) and does not cure such failure within 30 days following the receipt of written notice of such failure from Executive, then the restrictive covenants in Sections 6(e), (f) and (g) shall cease to apply following the expiration of such 30-day period unless and until the Company cures such failure thereafter.

7.	Intellectual Property and Related Matters.

a)

Protectable Material. All right, title and interest in all discoveries, inventions, improvements, innovations and other material that Executive shall conceive or originate individually or jointly or commonly with others during the term of Executive’s employment with the Company (i) that are directly related to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, or that results from any work performed by Executive for the Company, (ii) for which any equipment, supplies, facility or trade secret information of the Company was used and/or (iii) which was not developed entirely on Executive’s own time, whether or not patentable, copyrightable, or registrable as a trademark (“Protectable Material”), shall be the property of the Company and are hereby assigned by Executive to the Company (and Executive agrees to assign all Protectable Material to the Company in the future), along with ownership of any and all patents, copyrights, trademarks and other intellectual property rights in the Protectable Material. Upon request and without further compensation therefor, but at no expense to Executive, Executive shall execute any and all papers and perform all other acts necessary to assist the Company to obtain and register patents, copyrights, trademarks and other intellectual property rights on the Protectable Materials in any and all countries. Where applicable, works of authorship created by Executive for the Company in performing Executive’s duties and responsibilities hereunder shall be considered “works made for hire,” as defined in the U.S. Copyright Act. Notwithstanding any other language in this Section 7(a) to the contrary, in accordance with Minnesota Statute Section 181.78 this Section 7(a) does not require Executive to assign or offer to assign to the Company any invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive’s own time, and (A) which does not relate (y) directly to the business of the Company or (z) to the Company’s actual or demonstrably anticipated research or development, or (B) which does not result from any work performed by Executive for the Company.

b)

Trade Secrets. All trade secret information conceived or originated by Executive that arises during the term of Executive’s employment with the Company and out of the performance of Executive’s duties and responsibilities hereunder or any related material or information shall be the property of the Company, and all rights therein are hereby assigned by Executive to the Company.

c)	Inventions/Non-Protectable Material. During the Term, Executive shall be obligated to inform the Company of any discoveries, inventions, improvements,

innovations and other material that Executive shall conceive or originate individually or jointly or commonly with others, whether or not patentable, copyrightable, or registrable as a trademark, that he reasonably believes do not constitute Protectable Material (any such material that is not Protectable Material, “Non-Protectable Material”) and, to the extent such material constitutes Non-Protectable Material, the Company shall have no rights, title or interests in such material (unless otherwise agreed with Executive).

8.

Return of Records and Property. On or within thirty days of the Termination Date, Executive shall promptly deliver to the Company any and all Company records and any and all Company property in Executive’s possession or under Executive’s control, and all copies thereof, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations, keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company.

9.

Remedies. Executive acknowledges that the provisions of Sections 6 through 8 and Section 11 are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of those provisions by Executive would cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefore. Therefore, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions and to restrain Executive from violating or continuing to violate such provisions, and such relief may be granted without the necessity of proving actual monetary damages or posting bond. The preceding sentence shall not be construed to prevent Executive from disputing the factual basis of any remedies or defenses asserted by the Company. Executive agrees that the Restricted Period shall be tolled, and shall not run, during any period of time in which he is in violation of the terms of Sections 6(e), (f) or (g), in order that the Company and its affiliates shall have all of the agreed-upon temporal protection recited herein. Subject to Section 6(i), no breach of any provision of this Agreement by the Company, or any other claimed breach of contract or violation of law, or change in the nature or scope of Executive’s employment relationship with the Company, shall operate to extinguish Executive’s obligation to comply with Sections 6 through 8 and Section 11 hereof. Each of the Company’s affiliates shall have the right to enforce all of Executive’s obligations to that affiliate under this Agreement, including without limitation pursuant to Sections 6 through 8 and Section 11 hereof.

10.

Indemnification. The Company agrees to defend and indemnify Executive to the fullest extent permitted by applicable law and the Company’s governing documents and Executive shall be entitled to the protection of any insurance policies the Company maintains generally for the benefit of its directors and officers.

11.

Non-Disparagement. Executive will not malign, defame or disparage the reputation, character, image, products or services of the Company or any of its affiliates, or the reputation or character of the Company’s or any of its affiliates’ directors, officers, employees, shareholders or agents, provided that nothing in this Section 11 shall be construed to limit or restrict Executive from taking any action that Executive in good faith reasonably believes is necessary to fulfill Executive’s fiduciary obligations to the Company, or from providing truthful information in connection with any legal proceeding, government investigation or other legal matter. The Company shall instruct its current executive officers and directors not to malign, defame or disparage the reputation or image of Executive, provided that nothing in this Section 11 shall be construed to limit or restrict such officers and directors from taking any action that they in good faith reasonably believe is necessary to fulfill their fiduciary obligations to the Company, or from providing truthful information in connection with any legal proceeding, government investigation or other legal matter.

12.	Miscellaneous.

a)

Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

b)

Jurisdiction and Venue. Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the United States District Court, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party in the aforementioned courts and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits, shall be in Minneapolis, Minnesota.

c)

Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes all prior agreements and understandings with respect to the subject matter hereof (including, without limitation, the Employment Agreement by and between Life Time Fitness, Inc. and Jeff Zwiefel dated July 7, 2004 and the Amended and Restated Executive Employment Agreement by and between Life Time Fitness, Inc. and Jeff Zwiefel dated December 29, 2008). This Agreement does not supersede the Option Agreement. Notwithstanding the foregoing, Section 6 of this Agreement supersedes Sections 4.4, 4.5, and 4.6 of the Option Agreement, which shall be of no further force and effect. The parties have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

d)

No Violation of Other Agreements. Executive hereby represents and affirms that neither Executive’s entering into and undertaking of obligations under this Agreement nor Executive’s employment with the Company violate any other agreement (oral, written or other) to which Executive is a party or by which Executive is bound.

e)	Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

f)

No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

g)

Assignment. This Agreement shall not be assignable, in whole or in party, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign all, but not less than all, of its rights and obligations under this Agreement to any corporation or other business entity (i) with which the Company may merge or consolidate, (ii) to which the Company may sell or transfer all or substantially all of its assets or capital stock, or (iii) of which 50% or more of the capital stock or the voting control is owned, directly or indirectly, by the Company. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Section 12(g).

h)

Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

i)

Severability. Subject to Section 6(h) hereof, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

j)

Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience or reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

k)

Legal Expenses. The prevailing party shall be entitled to recover all legal fees and expenses which such party may reasonably incur as a result of any legal proceeding relating to the validity, enforceability, or breach of, or liability under, any provision of this Agreement or any guarantee of performance. Any recovery of legal fees and expenses due to the prevailing party pursuant to this Section 12(k) shall be paid by the non-prevailing party no later than thirty (30) days after a final determination of an award of legal fees and expenses to the prevailing party.

l)

Notices. Any notice hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by reliable next-day courier, or sent by registered or certified mail, return receipt requested, postage prepaid, to the party to receive such notice addressed as follows:

If to the Company:

Life Time Fitness, Inc.

2902 Corporate Place

Chanhassen, MN 55317

Attention: Executive Vice President, Human Resources

If to Executive:

Jeff Zwiefel

[***]

or addressed to such other address as may have been furnished to the sender by notice hereunder. Except as otherwise provided herein, all notices shall be deemed given on the date on which delivered if delivered by hand, or on the date sent if sent by overnight courier or certified mail, except that notice of change of address will be effective only upon receipt by the other party.

m)

Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Company shall determine are required or authorized to be withheld pursuant to any applicable law or regulation. Except for any tax amounts withheld by the Company from any compensation that Executive may receive in connection with Executive’s employment with the Company and any employer taxes required to be paid by the Company under applicable laws or regulations, Executive is solely responsible for payment of any and all taxes owed in connection with any compensation, benefits, reimbursement amounts or other payments Executive receives from the Company under this Agreement or otherwise in connection with Executive’s employment with the Company. The Company does not guarantee any particular tax consequence or result with respect to any payment made by the Company. Except as explicitly set forth in Sections 3(e) and 5(a)(iv), in no event should this Section 12(m) or any other provision of this Agreement be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Agreement, and the Company has no responsibility for tax or legal consequences to Executive resulting from the terms or operation of this Agreement.

n)

Section 280G. In the event that it shall be determined that any right to receive payment or other benefit under this Agreement or any other agreement by and between Executive and the Company, to or for the benefit of Executive (the “Payments”), would, in whole or part when aggregated with any other right, payment or benefit to or for Executive under all other agreements or benefit plans of any other person or entity, be nondeductible by the Company (or other person making such payment or providing such benefit) as a result of Section 280G of the

Code and/or would subject Executive to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) then, subject to Executive’s written agreement waiving his right to receive some or all of such payment or benefit (the “Waived Benefit”) so that all remaining Payments shall not be deemed to be a parachute payment that would not be deductible under Section 280G of the Code (and accepting in substitution for the Waived Benefit the right to receive the Waived Benefit only if approved by the stockholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code), the Company shall use commercially reasonable efforts to prepare and deliver to its stockholders the disclosure required by Section 280G(b)(5)(B) of the Code with respect to the Payments and to obtain the approval of the Company’s stockholders in a manner that complies with Section 280G(b)(5)(B) of the Code.

o)	Section 409A.

(i)

The Company shall undertake to administer, interpret and construe this Agreement in a manner that does not result in the imposition on Executive of any additional tax, penalty or interest under Section 409A, and to comply with Section 409A to the extent applicable. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines in good faith that any provision of this Agreement would cause Executive to incur an additional tax, penalty or interest under Section 409A, the Company and Executive shall cooperate in good faith to (A) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, as the Company and Executive determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (B) take such other actions as the Company and Executive determine to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Executive or any other individual to the Company or any of its affiliates, employees or agents.

(ii)

Separation from Service under Section 409A. (A) To the extent any payment hereunder constitutes “nonqualified deferred compensation” within the meaning of Section 409A, any such payment to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations, (B) for purposes of Section 409A, Executive’s right to receive installment payments pursuant to Section 5(a) shall be treated as a right to receive a series of separate and distinct payments; and (C) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” within the meaning of Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. Notwithstanding any other provision of this Agreement, if at the time of Executive’s separation from service, he is a “specified employee,” determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to Executive on account of his separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of Executive’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date and, thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If Executive dies during the six-month period, any delayed payments shall be paid to Executive’s estate in a lump sum upon Executive’s death.

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first set forth in the first paragraph.

Life Time Fitness, Inc.

/s/ Eric J. Buss
By:	Eric J. Buss
Its:	EVP

Executive

s/ Jeff Zwiefel
Jeff Zwiefel

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE AGREEMENT

This Separation Agreement and Release (“Agreement”) is between Jeff Zwiefel (“you”) and Life Time Fitness, Inc. and its affiliates and subsidiaries (the “Company”). In consideration of the mutual promises contained in this Agreement, you and the Company agree as follows:

1.    Separation of Employment. Effective [TERMINATION DATE] (“separation date”), your employment with the Company terminated, and, except as otherwise provided in this Agreement, all employment privileges and benefits ended as of the close of business on that date. Except as set forth in this Agreement, you affirm and agree that you have been paid all wages and other sums due and owing to you by the Company through the separation date.

2.    Separation Pay. In consideration for your release contained in paragraph 7 below, the Company will pay you the compensation and benefits set forth in Sections 5(a) and 5(b) of the Employment Agreement by and between you and the Company dated [INSERT] (the “Employment Agreement”). You hereby acknowledge that you are not otherwise entitled to the compensation and benefits provided for in this paragraph unless you execute this Agreement, and that the Company has agreed to provide such compensation and benefits as consideration for your signing this Agreement.

3.    Return of Company Property. You agree that you have complied or will comply with Section 8 of the Employment Agreement.

4.    Confidential Information. You agree that you have complied and will comply with Section 6(b) of the Employment Agreement.

5.    Notice Regarding Trade Secrets. Notwithstanding the foregoing, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. You shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

6.    Confidentiality. You agree to keep the provisions of this Agreement confidential. You agree not to disclose any information concerning the provisions of this Agreement to any person or entity, including, but not limited to, any present or former employee of the Company. These confidentiality provisions are subject to the following exceptions: you may disclose the provisions of this Agreement to your attorneys, accountants, tax advisors, and immediate family, or in the course of legal proceedings involving the Company, or in response to a subpoena, court order, or inquiry by a government agency. You further agree that, if any information concerning the provisions of this Agreement is revealed as permitted by this paragraph, you shall inform the recipient of the information that it is confidential.

7.    Release. As an inducement to the Company to enter into this Agreement, you fully release and discharge the Company, and its predecessors, successors, assigns, subsidiaries, and affiliates (including, without limitation, LTF Holdings, Inc.), and any of such entities’ respective officers, directors, employees, agents, attorneys, insurers, and shareholders (including, without limitation, Green LTF Holdings, II, LP, LTF Coinvest LP, TPG VII Magni SPV, L.P., TPG VII Magni Co-Invest, L.P., and their respective affiliates) from all liability for damages or claims of any kind arising out of any actions, decisions, alleged omissions, or events occurring prior to your signing of this Agreement, including, but not limited to, your employment and separation from employment. You understand that this release includes, but is not limited to, claims under the Minnesota Human Rights Act, Minn. Stat. §§ 363A.01, et seq.; Minn. Stat. Chapter 181; claims brought under any state administrative statutory or codified law or regulation dealing with fair employment practices; Title VII of the Civil Rights Act, 42 U.S.C. § 2000e, et seq.; the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and any other federal, state, or local law, rule, statute, or regulation. You further understand that this release includes, but is not limited to, all claims that you have or may have for wrongful discharge, wrongful termination, discrimination, harassment, breach of contract, promissory estoppel or breach of an expressed or implied promise, misrepresentation or fraud, retaliation, reprisal, infliction of emotional distress, whistleblowing, defamation, or any other common law theory of recovery, and all claims otherwise based on any other theory, whether legal or equitable, whether developed or undeveloped, arising from or related to your employment with the Company, your separation from employment with the Company, or any other actions, decisions, alleged omissions, or events occurring up through your signing of this Agreement.

You agree that you will not institute any lawsuit against the Company or its predecessors, successors, assigns, subsidiaries, and affiliates, or any of such entities’ respective officers, directors, employees, agents, attorneys, insurers, and shareholders, arising from or related to your employment with the Company, your separation from employment with the Company, or any other actions, decisions, alleged omissions, or events occurring up through the signing of this Agreement. You also waive the right to monetary damages or other individual legal or equitable relief awarded to and/or by any court or governmental agency related to any claim against the Company, and its predecessors, successors, assigns, subsidiaries, and affiliates, and any of such entities’ respective officers, directors, employees, agents, attorneys, insurers, and shareholders, arising from or related to your employment with the Company, your separation from employment with the Company, or any other actions, decisions, alleged omissions, or events occurring up through your signing of this Agreement, to the greatest extent permitted by law. However, nothing in this Agreement shall be construed to prevent you from filing a charge or a complaint, including a challenge to the validity of this Agreement, with a governmental agency or from participating in or cooperating with any investigation conducted by a governmental agency, including but not limited to the Equal Employment Opportunity Commission and the Minnesota Department of Human Rights.

Notwithstanding the foregoing, nothing herein shall release (i) the Company of its obligations to you under Sections 5 and 11 of the Employment Agreement, (ii) LTF Holdings, Inc. of its obligations under the Non-Qualified Stock Option Agreement by and between LTF Holdings,

Inc. and you dated [INSERT], (iii) the Company of any indemnification obligations to you under the Company’s bylaws, certificate of incorporation, federal, state or local law or otherwise, (iv) any rights you may have as an insured under any director’s and officer’s liability insurance policy now or previously in force, (v) any rights to unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable law, (vi) any rights that you have as a holder of securities of the Company or of any other entity, or (vii) any violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, may not be waived.

8.    Acceptance. The terms of this Agreement will be open for acceptance by you for a period of twenty-one (21) days during which time you may consult with an attorney and consider whether or not to accept this Agreement. You agree that changes to this Agreement, whether material or immaterial, will not restart this acceptance period.

9.    Right to Rescind/Revoke. You have the right to rescind this Agreement, only insofar as it extends to potential claims under the Minnesota Human Rights Act, by written notice to the Company within fifteen (15) calendar days following your signing of this Agreement. You also have the right to revoke this Agreement, only insofar as it extends to potential claims under the Age Discrimination in Employment Act, by written notice to the Company within seven (7) calendar days following your signing of this Agreement. Any such revocation or rescission must be in writing and hand-delivered to the Company or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows: Lisa Pollock, Vice President, Human Resources, Life Time Fitness, Inc., 2902 Corporate Place, Chanhassen, MN 55317.

You understand that, if you exercise your right of rescission and/or revocation, the Company may, at its option, either nullify this Agreement in its entirety or keep it in effect in all respects other than as to that portion of your release of claims that you have rescinded and/or revoked. In the event the Company opts to nullify the entire Agreement, you understand that the Company will have no obligations under this Agreement to you or others whose rights may derive from you.

10.    Breach. If you materially breach any of the provisions of this Agreement, the Company shall have the right to terminate its obligations under this Agreement to you or others whose rights may derive from you. For the avoidance of doubt, the parties agree that Section 6(i) of the Employment Agreement shall continue to apply to this Agreement.

11.    Medicare Coverage/Acknowledgment. You affirm, covenant, and warrant that you are not a Medicare beneficiary and are not currently receiving, have not received in the past, will not have received at the time of payment pursuant to this Agreement, are not entitled to, are not eligible for, and have not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if you are a Medicare beneficiary, etc.), the following sentences (i.e., the remaining sentences of this paragraph) apply. You affirm, covenant and warrant that you have made no claim for illness or injury against, nor are you aware of any facts supporting any claim against, the released parties under which the released parties could be liable for medical expenses incurred by you before or after the execution of this Agreement. Furthermore, you are aware of no medical expenses which

Medicare has paid and for which the released parties are or could be liable now or in the future. You agree and affirm that, to the best of your knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. You will indemnify, defend, and hold the released parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and you further agree to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A), et seq.

12.    Cooperation Clause. You agree to reasonably cooperate with the Company in connection with any legal matters or investigations, if so requested by the Company, including agreeing to make yourself available at the Company’s request to assist with matters requiring the provision of information and/or testimony; provided, however, that your obligations to cooperate hereunder shall be reasonably limited so as not to unreasonably interfere with your other business and personal obligations and the Company shall reimburse you for reasonable expenses related thereto.

13.    No Admission. This Agreement is not an admission by the Company or you that it has or you have acted wrongfully or unlawfully, and the parties agree that it will not be interpreted as such.

14.    Governing Law. This Agreement shall be governed by the laws of the State of Minnesota. If any part of this Agreement is construed to be in violation of any law, rule, or regulation, such part shall be modified to achieve the objective of the parties to the fullest extent permitted, and the balance of this Agreement shall remain in full force and effect.

15.    Entire Agreement. The parties agree that this Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement. Any modification of or addition to this Agreement must be in writing, signed by an officer of the Company and you.

16.    Valid Agreement. The parties agree that this Agreement and its releases fully comply with the Age Discrimination in Employment Act (including, without limitation, the Older Workers’ Benefits Protection Act) (collectively referred to hereafter as the “ADEA”), the Minnesota Human Rights Act, and all other laws, statutes, ordinances, regulations, and/or principles of common law governing releases. Specifically as it relates to the ADEA, you understand that this Agreement has to meet certain requirements to validly release any ADEA claims you might have, and you represent that all such requirements have been satisfied, including that: (a) this Agreement is written in a manner calculated to be understood by you; (b) you are specifically waiving ADEA rights; (c) you are not waiving ADEA rights arising after the date of your signing this Agreement; (d) you are receiving valuable consideration in exchange for execution of this Agreement that you would not otherwise be entitled to receive; (e) the Company is hereby, in writing, encouraging you to consult with your attorney before signing this Agreement; and (f) you received twenty-one (21) days to consider this Agreement and at least seven (7) days to revoke it.

17.    No Unlawful Restriction. You understand and agree that, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended to and/or shall: (a) impose any condition, penalty, or other limitation affecting your right to challenge this Agreement;

(b) constitute an unlawful release or waiver of any of your rights under any laws; or (c) prevent, impede, or interfere with your ability or right to: (1) provide truthful testimony if under subpoena to do so; (2) file any charge or complaint (including a challenge to the validity of this Agreement) with, or participate in an investigation or proceeding conducted by, the EEOC and/or any other governmental entity; (3) receive an award for information provided to any government agencies; and/or (4) respond as otherwise required and/or provided for by law. Notwithstanding anything to the contrary in any paragraph of this Agreement, nothing in this Agreement is intended to be or shall be construed as a violation of any law.

18.    Acknowledgment. YOU AFFIRM THAT YOU HAVE READ THIS AGREEMENT. YOU ACKNOWLEDGE THAT YOU WERE PROVIDED WITH A REASONABLE AND SUFFICIENT PERIOD OF TIME TO REVIEW THIS DOCUMENT AND CONSIDER WHETHER OR NOT TO ACCEPT THIS AGREEMENT PRIOR TO SIGNING THIS AGREEMENT. YOU AGREE THAT THE PROVISIONS OF THIS AGREEMENT ARE UNDERSTANDABLE TO YOU, AND THAT YOU HAVE ENTERED INTO THIS AGREEMENT FREELY AND VOLUNTARILY. YOU ARE HEREBY ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.